Exhibit 10.1
Certain confidential information in this document has been omitted from this exhibit and replaced with “[***]” because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.
LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT is dated as of June 30, 2023, and is entered into by and among COMPASS Pathways plc, a public limited company incorporated under the laws of England and Wales (“Company”), COMPASS Pathfinder Holdings Limited, a private limited company incorporated under the laws of England and Wales (“COMPASS Pathfinder Holdings”), COMPASS Pathfinder Limited, a private limited company incorporated and registered in England and Wales (“COMPASS Pathfinder Limited”), COMPASS Pathways, Inc., a Delaware corporation (“COMPASS Pathways”, and together with the Company, COMPASS Pathfinder Holdings, and COMPASS Pathfinder Limited, individually or collectively, as the context may require, the “Borrower”) and each other borrower or guarantor from time to time party hereto (together with Borrower, collectively, the “Loan Parties”, and each, a “Loan Party”), the several banks and other financial institutions or entities from time to time party hereto (each, a “Lender”, and collectively “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lenders (in such capacity, including any successors or assigns, “Agent”).
RECITALS
A.    Borrower has requested Lenders make available to Borrower up to three (3) tranches of term loans in an aggregate principal amount of up to Fifty Million Dollars ($50,000,000) (the “Term Loans”); and
B.    Lenders are willing to make the Term Loans on the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, Borrower, Agent and Lenders agree as follows:
SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION
1.1Unless otherwise defined herein, the following capitalized terms shall have the following meanings:
“Account Control Agreement(s)” means any agreement entered into by and among Agent, Borrower and a third-party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts, or in the case of a jurisdiction outside of the United States, any agreements in favor of the Agent pledging the accounts of the applicable Borrower as security, in form and substance reasonably satisfactory to the Agent.
“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H, which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower, or (c) the acquisition of, or the right to use, develop or sell (in each case, including through licensing (other than “off-the-shelf” licenses)), any product, product line or Intellectual Property of or from any other Person.
“Advance Date” means the funding date of any Term Loan Advance.

“Advance Request” means a request for a Term Loan Advance submitted by Borrower to Agent in substantially the form of Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.
“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, or (d) any Person related by blood or marriage to any Person described in subsection (a), (b) or (c) of this definition. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” means this Loan and Security Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Amortization Date” means July 1, 2025; provided however, if the Performance Milestone I is satisfied, then January 2, 2026 and if the Performance Milestone II is satisfied, then July 1, 2026.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its respective Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.
“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Article 55 BRRD” means Article 55 of Directive 2014/59/EU (as amended or reenacted from time to time) establishing a framework for the recovery and resolution of credit institutions and investment firms.
“Bail-In Action” means the exercise of any Write-down and Conversion Powers.
“Bail-In Legislation” means: (a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and (b) in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
“Bankruptcy Code” means the federal bankruptcy law of the United States as from time to time in effect, currently as Title 11 of the United States Code. Section references to current sections of the Bankruptcy Code shall refer to comparable sections of any revised version thereof if section numbering is changed.
“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Board of Directors” means the board or directors or comparable governing body of such Person, or any subcommittee thereof, as applicable.
“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold or that are under clinical investigation or development by Borrower or any Guarantor or which Borrower or any Guarantor intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower.
“Borrower’s Books” means Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.
“Cash” means all cash, cash equivalents and liquid funds.
“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly-owned by such parent), in each case, without regard to whether Borrower is the surviving entity.
“Closing Date” means the date of this Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral Claim” means any and all present and future “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the Bankruptcy Code, but without regard to whether such claim would be disallowed under the Bankruptcy Code) of a Lender now or hereafter arising or existing under or relating to this Agreement and related Loan Documents, whether joint, several, or joint and several, whether fixed or indeterminate, due or not yet due, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, or disputed or undisputed, whether under a guaranty or a letter of credit, and whether arising under contract, in tort, by law, or otherwise, any interest or fees thereon (including interest or fees that accrue after the filing of a petition by or against Borrower under the Bankruptcy Code, irrespective of whether allowable under the Bankruptcy Code), any costs of Enforcement Actions, including reasonable attorneys’ fees and costs, and any prepayment or termination premiums.
“Compliance Certificate” means a certificate substantially in the form attached hereto as Exhibit E.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease (excluding operating leases of real property), dividend, letter of credit or other obligation of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed, without duplication of the primary obligation, to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, the United Kingdom, or of any other country.
“Default” means any event, circumstance or condition that has occurred or exists, that would, with the passage of time or the requirement that notice be given or both, become an Event of Default.
“Deposit Accounts” means any “deposit accounts”, as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.
“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any other jurisdiction within the United States of America.
“Due Diligence Fee” means Sixty-Five Thousand Dollars ($65,000), which fee has been paid to Agent and received by Agent prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.
“Enforcement Action” means, with respect to any Lender and with respect to any Collateral Claim of such Lender or any item of Collateral in which such Lender has or claims a security interest lien or right of offset, any action, whether judicial or nonjudicial, to repossess, collect, accelerate, offset, recoup, give notification to third parties with respect to, sell, dispose of, foreclose upon, give notice of sale, disposition, or foreclosure with respect to, or obtain equitable or injunctive relief with respect to, such Collateral Claim or Collateral. The filing, or the joining in the filing, by any Lender of an involuntary bankruptcy or Insolvency Proceeding against Borrower also is an Enforcement Action.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“End of Term Charge” means any end of term charge payable pursuant to Section 2.6.
“English Debenture” means that certain English law governed debenture, dated as of the date hereof, executed by Company, COMPASS Pathfinder Holdings, COMPASS Pathfinder Limited and the Agent.
“English Security Documents” means the following documents, each in form and substance reasonably satisfactory to Agent: (a) the English Debenture, and (b) such other documents incidental to the foregoing document as Agent may reasonably determine necessary.
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Excluded Accounts” means (a) Deposit Accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees, provided that the aggregate balance across any or all accounts excluded pursuant to this clause (a) shall not exceed the amount needed for the then-next two (2) payroll cycles, (b) Deposit Accounts exclusively used as a trust account, escrow account or other fiduciary account, (c) Deposit Accounts or accounts exclusively used for holding Investment Property, with a balance not to exceed $100,000 at any time for each individual account, or $300,000 in the aggregate at any time for all such accounts excluded pursuant to this clause (c) or (d) Deposit Accounts exclusively used as collateral, entered into in the ordinary course of business, in which the Borrower holds the funds exclusively for the benefit of an unaffiliated third party and such funds are pledged or otherwise encumbered pursuant to clause (v) of the definition of Permitted Indebtedness.
“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.
“Financial Milestone” means satisfaction of each of the following events: (a) no Default or Event of Default shall have occurred and be continuing; and (b) Company has raised at least [***] in unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction) net cash proceeds from one or more bona fide equity financings, Subordinated Indebtedness and/or upfront proceeds from business development transactions permitted under this Agreement, in each case after the Closing Date and prior to December 31, 2023, subject to verification by Agent (including supporting documentation reasonably requested by Agent).
“Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof (including the FDA) or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.
“Guarantor” means any Subsidiary of Borrower that enters into a Guaranty.
“Guaranty” means a guaranty with respect to the Secured Obligations, in form and substance reasonably satisfactory to Agent that may be entered into from time to time, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“HMRC” means HM Revenue & Customs of the UK.
“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within ninety (90) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all equity securities of any Person subject to repurchase or redemption other than at the sole option of such Person, (e) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts, (f) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements (other than those arising in the ordinary course of business), (g) non-contingent obligations to reimburse any bank or Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, and (h) all Contingent Obligations.
“Initial Facility Charge” means Three Hundred Fifty Thousand Dollars ($350,000), which is payable to Agent, for the ratable benefit of Lenders in accordance with Section 4.1(i).
“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy, liquidation, moratorium, receivership, or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, administration, arrangement, receivership or other similar relief proceedings in the applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.
“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.
“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement, dated as of the Closing Date, between Loan Parties and Agent, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Investment” means (a) any beneficial ownership (including stock, partnership interests, limited liability company interests, or other equity securities or ownership interests) of or in any Person, (b) any loan, advance or capital contribution to any Person, or (c) any Acquisition.
“IRS” means the U.S. Internal Revenue Service.

“Joinder Agreements” means for each Subsidiary required to join as a Borrower or as a Guarantor pursuant to Section 7.13, a completed and executed (i) Joinder Agreement in substantially the form attached hereto as Exhibit F, and/or (ii) security documentation in form and substance substantially similar to the English Security Documents or similar security documents under the relevant jurisdiction, as applicable.
“License” means any Copyright License, Patent License, Trademark License or other Intellectual Property license of rights or interests.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind and any other security interest or other agreements or arrangements having a similar effect, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.
“Loan” means the Term Loan Advances made under this Agreement.
“Loan Documents” means this Agreement, the promissory notes (if any), the ACH Authorization, the Account Control Agreements, any Joinder Agreement, all UCC Financing Statements, any Guaranty, any Warrant, the Pledge Agreement, the Intellectual Property Security Agreement, each Process Letter, the English Security Document and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.
“Market Capitalization” means, for any given date of determination, an amount equal to (a) the average of the daily volume weighted average price of Company’s common Equity Interests as reported for each of the five (5) consecutive Trading Days preceding such date of determination multiplied by (b) the total number of issued and outstanding shares of Company’s common Equity Interests that are issued and outstanding on the date of the determination and listed on the Principal Stock Exchange, subject to appropriate adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.
“Market Disruption Event” means any of the following events: (a) any suspension of, or limitation imposed on, trading by the Principal Stock Exchange in shares of common Equity Interests during any period or periods aggregating one hour or longer and whether by reason of movements in price exceeding limits permitted by the Principal Stock Exchange or otherwise relating to the common Equity Interests; or (b) the failure to open of the exchange or quotation system on which the common Equity Interests are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours).
“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of the Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lenders to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens (other than as a result of a failure by the Agent to make any necessary filings or maintain possession of any possessory collateral).
“Maximum Term Loan Amount” means Fifty Million Dollars ($50,000,000).
“New Drug Application” means a new drug application in the United States for authorization to market a product, as defined in the applicable laws and regulations and submitted to the FDA.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement by and between Company and Agent, dated as of April 13,2023.
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Ordinary Shares” means the ordinary shares, £0.008 nominal value per share, of Company
“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.
“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America, the United Kingdom, or any other country.
“Perfection Certificate” means a completed certificate entitled “Perfection Certificate”, dated as of the Closing Date, delivered by Company to Agent and Lenders, signed by Company.
“Performance Milestone I” means satisfaction of each of the following events: (a) no Default or Event of Default shall have occurred and be continuing; and (b) receipt by the Agent of evidence satisfactory to Agent in its reasonable discretion that Borrower has satisfied the protocol specified primary endpoint from the Phase 3 COMP 005 clinical study (NCT05624268) evaluating COMP360 for the treatment of Treatment Resistant Depression which, taken together with other secondary endpoints and overall safety profile, which the company reasonably expects will allow COMP 005 to be utilized as one of two well-controlled clinical studies in support of a New Drug Application for COMP360, and support the continued evaluation of the Phase 3 COMP 006 clinical study (NCT05711940).
“Performance Milestone II” means satisfaction of each of the following events: (a) no Default or Event of Default shall have occurred and be continuing; and (b) receipt by the Agent of evidence satisfactory to Agent in its reasonable discretion that Borrower has satisfied (i) Performance Milestone I; and (ii) the protocol specified primary endpoint from the Phase 3 COMP 006 clinical study (NCT05711940) evaluating COMP360 for the treatment of Treatment Resistant Depression which, taken together with other secondary endpoints, data from the Phase 3 COMP 005 (NCT05624268) clinical study and the overall safety profile from both of such trials, support the submission of a New Drug Application as the next immediate material step in development (which for purposes of illustration means that, among other things, no further clinical trials need to be conducted prior to such submission).
“Permitted Indebtedness” means:
(i)Indebtedness of Borrower in favor of any Lender or Agent arising under this Agreement or any other Loan Document;
(ii)Indebtedness existing on the Closing Date which is disclosed in Schedule 1A;
(iii)Indebtedness in an aggregate amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) outstanding at any time secured by a Lien described in clause (vii)

of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment, software or other Intellectual Property financed with such Indebtedness;
(iv)Indebtedness to trade creditors incurred in the ordinary course of business (due within ninety (90) days) (other than Indebtedness incurred in connection with corporate credit cards);
(v)Indebtedness in connection corporate credit cards (due within ninety (90) days) in an aggregate outstanding amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) at any time;
(vi)Indebtedness that also constitutes a Permitted Investment or is secured by a Permitted Lien;
(vii)Subordinated Indebtedness;
(viii)reimbursement obligations in connection with letters of credit that are at any time outstanding and secured by Cash and issued on behalf of Borrower or a Subsidiary thereof in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000);
(ix)other unsecured Indebtedness in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding;
(x)intercompany Indebtedness of any Loan Party owing to another Loan Party;
(xi)Indebtedness incurred to finance insurance premiums in the ordinary course of business in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000);
(xii)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; and
(xiii)extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be, and subject to any limitations on the aggregate amount of such Indebtedness.
“Permitted Investment” means:
(i)Investments existing on the Closing Date which are disclosed in Schedule 1B;
(ii)(a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least Five Hundred Million Dollars ($500,000,000) maturing no more than one year from the date of investment therein, and (d) money market accounts;
(iii)repurchases of stock of Borrower from former or existing employees, officers, directors, or consultants of Borrower under the terms of applicable repurchase agreements or other similar agreements at the original issuance price of such securities in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or could exist after giving effect to the repurchases;

(iv)Investments accepted in connection with Permitted Transfers;
(v)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;
(vi)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subsection (vi) shall not apply to Investments of Borrower in any Subsidiary of Borrower;
(vii)Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s or its Subsidiaries’ Board of Directors or similar governing body;
(viii)Investments consisting of travel advances and employee relocation loans in the ordinary course of business;
(ix)Investments in newly-formed Subsidiaries, provided that each such Subsidiary enters into a Joinder Agreement promptly after its formation and executes such other documents as shall be reasonably requested by Agent;
(x)Investments in Foreign Subsidiaries approved in advance in writing by Agent;
(xi)joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower or the applicable Subsidiary do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year;
(xii)Investments of any Loan Party in or to other Loan Parties;
(xiii)Investments made in accordance with the Borrower’s investment policy that has been provided to Agent prior to the Closing Date or any investment policy that has been approved in writing by Agent in its reasonable discretion;
(xiv)Investments in connection with Borrower’s employee stock purchase plan; and
(xv)additional Investments that do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate.
“Permitted Liens” means:
(i)Liens in favor of Agent or Lenders;
(ii)Liens existing on the Closing Date which are disclosed in Schedule 1C;
(iii)Liens for taxes, fees, assessments or other governmental charges or levies, either not yet due or being contested in good faith by appropriate proceedings diligently conducted;

provided, that Borrower maintains adequate reserves therefor on Borrower’s Books in accordance with GAAP;
(iv)Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required;
(v)Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;
(vi)the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;
(vii)Liens on Equipment or software or other intellectual property constituting purchase money Liens and other Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;
(viii)Liens incurred in connection with Subordinated Indebtedness;
(ix)leasehold interests in leases or subleases and licenses (other than with respect to Intellectual Property) granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;
(x)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;
(xi)Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);
(xii)statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;
(xiii)easements, servitudes, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;
(xiv)Liens consisting of pledges of cash, cash equivalents or government securities to secure swap or foreign exchange contracts of letters of credit;
(xv)(a) Liens on Cash securing obligations permitted under clause (viii) of the definition of Permitted Indebtedness, (b) Liens consisting of pledges of cash, cash equivalents or government securities to secure swap (in the ordinary course of business) or foreign exchange contracts of letters of credit and (c) security deposits in connection with real property leases, the combination of (a), (b) and (c) in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time;

(xvi)Licenses that qualify as Permitted Transfers;
(xvii)Liens on Cash securing corporate credit card obligations permitted under clause (v) of Permitted Indebtedness, in an aggregate amount not to exceed $750,000 at any time; and
(xviii)Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xvii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.
“Permitted Transfers” means:
(i)sales of Inventory in the ordinary course of business;
(ii)licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business on an arms’ length basis, including in connection with business development transactions, co-development or co-promotion transactions, collaborations, licensing, partnering or similar transactions with third parties, that are not exclusive or could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than region or territory or may be exclusive as to territory but only as to discrete geographical areas outside of the United States of America in the ordinary course of business;
(iii)transfers by and among Borrower and any Subsidiary that has executed a Joinder Agreement;
(iv)transfers constituting the making of Permitted Investments, or the granting of Permitted Liens;
(v)dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business;
(vi)the sale or issuance of any equity of Borrower that would not cause a Change in Control; and
(vii)other Transfers of assets having a fair market value of not more than Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, between each Borrower party thereto and Agent, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Prime Rate” means the “prime rate” as reported in The Wall Street Journal or any successor publication thereto.
“Principal Stock Exchange” means the NASDAQ or, if the common Equity Interests are not listed on the NASDAQ, the principal national securities exchange or public quotation system on which the common Equity Interests are then listed for trading or quoted.

“Trading Day” means any day on which (a) there is no Market Disruption Event and (b) the Principal Stock Exchange is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern time) or the then standard closing time for regular trading on the relevant exchange or trading system.
“PSC Register” means the “PSC register” within the meaning of section 790C(10) of the Companies Act 2006.
    “Qualified Cash” means an amount equal to (a) the amount of Borrower’s Cash held in accounts subject to an Account Control Agreement in favor of Agent, minus (b) the Qualified Cash A/P Amount.
    “Qualified Cash A/P Amount” means the amount of Borrower’s accounts payable under GAAP not paid after the 90th day following the invoice for such account payable.
“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.
“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by any governmental authority that is necessary for Borrower or any of its Subsidiaries to conduct its respective activities.
“Required Lenders” means at any time, the holders of more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.
“Responsible Officer” means any of the Chief Executive Officer, General Counsel (or Chief Legal Officer) and Chief Financial Officer of Borrower.
“Restricted License” means any material License or other similar material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such License or agreement or any other property, or (b) for which a default under or termination of could interfere with Agent’s right to sell any Collateral. For the avoidance of doubt, “Restricted License” does not include any commercially available or open source software.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document (other than the Warrant), including any obligation to pay any amount now owing or later arising.
“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its sole discretion.
“Subsequent Financing” means the closing of any Borrower financing which becomes effective after the Closing Date.
“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls, either directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, including each entity listed on Schedule 1.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche 1 Commitment”, “Tranche 2 Commitment” or “Tranche 3 Commitment”, as the case may be, opposite such Lender’s name on Schedule 1.1.
“Term Loan” means any Term Loan Advance made under this Agreement.
“Term Loan Advance” means each Tranche 1 Advance, Tranche 2 Advance, Tranche 3 Advance and any other funds advanced under Section 2.2(a).
“Term Loan Cash Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) (x) the Prime Rate plus (y) 1.50%, and (ii) 9.75%.
“Term Loan Maturity Date” means July 1, 2027; provided that if such day is not a Business Day, the Term Loan Maturity Date shall be the next Business Day.
“Term Loan PIK Interest Rate” means 1.40%.
“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, the United Kingdom, any State thereof or any other country or any political subdivision thereof.
“Tranche” means the Tranche 1 Advance, Tranche 2 Advance and/or the Tranche 3 Advance, as applicable.
“Tranche 1 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading Tranche 1 Commitment opposite such Lender’s name on Schedule 1.1.

“Tranche 2 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading Tranche 2 Commitment opposite such Lender’s name on Schedule 1.1.
“Tranche 2 Facility Charge” means one-half of one percent (0.50%) of the Tranche 2 Commitment, which such amount is payable to Agent, for the ratable benefit of Lenders, in accordance with Section 4.2(d).
“Tranche 3 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading Tranche 3 Commitment opposite such Lender’s name on Schedule 1.1.
“Tranche 3 Facility Charge” means one percent (1.00%) of the Tranche 3 Commitment, which such amount is payable to Agent, for the ratable benefit of Lenders, in accordance with Section 4.2(e).
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“UK” means the United Kingdom.
“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“UK PSC Loan Party” means a company incorporated in England and Wales who is required to maintain a PSC Register and whose shares are pledged as Collateral.
“UK Withholding Tax” means a deduction or withholding for or on account of any UK Tax.
“Warrant” means any warrant entered into in connection with the Loan, as may be amended, restated or modified from time to time.
“Write-down and Conversion Powers” means:
(a)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(b)in relation to any other applicable Bail-In Legislation:

(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that Bail-In Legislation; and
(c)in relation to any UK Bail-In Legislation:
(i)any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that UK Bail-In Legislation.
1.2The following terms are defined in the Sections or subsections referenced opposite such terms:

Defined Term	Section
1940 Act	5.6(b)
Affected Lender	Addendum 3
Agent	Preamble
Assignee	11.14
Borrower	Preamble
Claims	11.11(a)
Collateral	3.3
Company	Preamble
Confidential Information	11.13
End of Term Charge	2.6
Event of Default	9
Financial Statements	7.1
Indemnified Person	6.3
Lenders	Preamble
Liabilities	6.3
Loan Party	Preamble
Maximum Rate	2.3
Participant Register	11.8
Payment Date	2.2(e)
Prepayment Charge	2.5
Process Letter	Addendum 4
Publicity Materials	11.19
Register	11.7
Rights to Payment	3.1
Tranche 1 Advance	2.2(a)
Tranche 2 Advance	2.2(a)
Tranche 3 Advance	2.2(a)
Transfer	7.8
UCC Collateral	3.1

1.3Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP as in effect on the date hereof, and all financial computations hereunder shall be computed in accordance with GAAP as in effect on the date hereof, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. For all purposes under the Loan Documents, in connection with any Division or plan of Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.4If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such requirement shall continue to be computed in accordance with GAAP prior to such change.
1.5Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person under the Loan Documents (and each Division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity) on the first date of its existence. In connection with any Division, if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then such asset shall be deemed to have been transferred from the original Person to the subsequent Person.
1.6All references in this Agreement or any Annex or Schedule hereto a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization.
SECTION 2. THE LOAN
2.1[Reserved].
2.2Term Loan Advances.
(a)Advances.
(i)Tranche 1. Subject to the terms and conditions of this Agreement, on the Closing Date, Lenders will severally (and not jointly) make, and Borrower agrees to draw, a Term Loan Advance in an aggregate principal amount equal to Thirty Million Dollars ($30,000,000) (such Term Loan Advance, the “Tranche 1 Advance”).
(ii)Tranche 2. Subject to the terms and conditions of this Agreement, Borrower may request, and the Lenders shall severally (and not jointly) make, in each case, following the satisfaction of Performance Milestone I, on or prior to the earlier of (A) thirty (30) days after the satisfaction of Performance Milestone I and (B) December 15, 2024, no more than two (2) additional Term Loan Advances in minimum increments of Five Million Dollars ($5,000,000) (or if less, the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.2(a)(ii)) in an aggregate principal amount up to Ten Million Dollars ($10,000,000) (such Term Loan Advances, the “Tranche 2 Advances”).
(iii)Tranche 3. Subject to the terms and conditions of this Agreement, Borrower may request, and the Lenders shall severally (and not jointly) make, on or prior to the Amortization Date but only following and conditioned on the approval by the Lenders’ respective investment committees in their sole and unfettered discretion, in each case, no more than two (2) additional Term Loan Advances in minimum increments of Five Million Dollars ($5,000,000) (or if less, the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.2(a)(iii)) in an aggregate principal amount up to Ten Million Dollars ($10,000,000) (such Term Loan Advances, the “Tranche 3 Advances”).

(b)Maximum Term Loan Amount. The aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount plus, for the avoidance of doubt, any amount equal to the payment-in-kind interest added to principal pursuant to Section 2.1(d)(ii). Each Term Loan Advance of each Lender shall not exceed its respective Term Commitment plus, for the avoidance of doubt, any amount equal to the Term Loan PIK Interest Rate added to principal pursuant to Section 2.2(d)(ii). After repayment, no Term Loan Advance (or any portion thereof) may be reborrowed.
(c)Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least one (1) Business Day before the Closing Date and at least five (5) Business Days before each Advance Date (other than the Closing Date)) to Agent. Lenders shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent set forth in Section 4 and applicable to such Term Loan Advance is satisfied as of the requested Advance Date. The proceeds of any Term Loan Advance shall be deposited into an account that is subject to an Account Control Agreement.
(d)Interest.
(i)Term Loan Cash Interest Rate. In addition to interest accrued pursuant to the Term Loan PIK Interest Rate, the principal balance (including, for the avoidance of doubt, any payment-in-kind interest added to principal pursuant to Section 2.2(d)(ii)) of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Cash Interest Rate based on a year consisting of three hundred sixty (360) days, with interest computed daily based on the actual number of days elapsed. The Term Loan Cash Interest Rate will float and change on the day the Prime Rate changes from time to time.
(ii)Term Loan PIK Interest Rate. In addition to interest accrued pursuant to the Term Loan Cash Interest Rate, the principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan PIK Interest Rate based on a year consisting of three hundred sixty (360) days, with interest computed daily based on the actual number of days elapsed, which amount shall be added to the outstanding principal balance so as to increase the outstanding principal balance of such Term Loan Advance on each Payment Date for such Advance, which principal amount shall accrue interest payable as provided in Section 2.2(d)(i) and which accrued and unpaid amount shall be payable when the principal amount of the Advance is payable in accordance with Section 2.2(e).
(e)Payment. Borrower will pay accrued but unpaid interest on each Term Loan Advance in arrears on the first Business Day of each month (each such date, a “Payment Date”), beginning the month after the Advance Date. Borrower shall repay the aggregate principal balance of the Term Loan Advances that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity or reimbursement obligations and other obligations which, by their terms, survive termination of this Agreement) are repaid. The entire principal balance of the Term Loan Advances and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. If a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the next Business Day. Agent or Lenders will initiate debit entries to Borrower’s account as authorized on the ACH Authorization (i) on each Payment Date of all periodic obligations payable to Lenders under each Term Loan Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or Lenders in connection with Section 11.12; provided that, with respect to clause (i) above, in the event that Lenders or Agent informs

Borrower that Lenders will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific Payment Date, Borrower shall pay to Agent, for the ratable benefit of Lenders, such amount of periodic obligations in full in immediately available funds on such Payment Date; provided, further, that, with respect to clause (i) above, if Lenders or Agent informs Borrower that Lenders will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such Payment Date, Borrower shall pay to Lenders such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which Lenders or Agent notifies Borrower of such; provided, further, that, with respect to clause (ii) above, in the event that Lenders or Agent informs Borrower that Lenders will not initiate a debit entry to Borrower’s account for specified out-of-pocket legal fees and costs incurred by Agent or Lenders, Borrower shall pay to Lenders such amount in full in immediately available funds within five (5) Business Days.
2.3Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lenders’ accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.
2.4Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to four percent (4%) of such past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all outstanding Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(d) plus four percent (4%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(d) or 2.4, as applicable.
2.5Prepayment. At its option upon at least seven (7) Business Days prior written notice to Agent, Borrower may at any time prepay all or a portion (such portion not to be less than $5,000,000 or increments of $5,000,000 in excess thereof) of the outstanding Term Loan Advances by paying the entire principal balance (or such portion thereof) all accrued and unpaid interest thereon, all unpaid Lender’s fees and expenses due hereunder accrued to the date of the repayment (including, without limitation, the portion of the End of Term Charge applicable to the aggregate original principal amount of the Term Loan Advances being prepaid in accordance with Section 2.6(a)), together with a prepayment charge equal to the following percentage of the outstanding principal amount of such Term Loan Advance amount being so prepaid: with respect to each Term Loan Advance (which Advance amount shall include, for the avoidance of doubt, any principal that has been added to the principal balance of such Advance pursuant to Section 2.2(d)(ii)) (a) if the principal amount of such Advance amounts are prepaid on or prior to the date which is twelve (12) months following the Closing Date, two percent (2.00)%; (b) if the principal amount of such Advance amounts are prepaid after the date which is twelve (12) months following the Closing Date but on or prior to the date which is twenty-four (24) months following the Closing Date, one percent (1.00)% and (c) thereafter through the day before the Term Loan Maturity Date, one-half of one percent (0.5)% (each, a “Prepayment Charge”). If at any time Borrower elects to make a prepayment, and at such time, there are outstanding Term Loan Advances under multiple Tranches, the Prepayment Charge shall be determined by applying the amount of such prepayment in the following order: first, to the outstanding principal amount (and accrued but unpaid interest thereon) of Term Loan Advances outstanding under the Tranche with the latest initial funding date; second, to the outstanding principal amount (and accrued but unpaid interest thereon) of Term Loan Advances outstanding under the Tranche with the next latest initial funding date and so on until the entire principal balance of all Term Loan Advances made hereunder (and all accrued but unpaid interest thereon) is paid in full. Borrower agrees that the Prepayment Charge is a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control or any other prepayment hereunder. Notwithstanding the foregoing, Agent and Lenders agree to waive the Prepayment Charge if Agent and Lenders (in their sole and absolute discretion) or their respective Affiliates agree in writing to refinance the Term Loan Advances prior to the Term Loan Maturity Date. Any amounts paid under this Section shall be applied by Agent to the then unpaid amount of any outstanding Secured Obligations (including principal and interest) in such order and priority as Agent may choose in its sole discretion. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the next Business Day.

2.6 End of Term Charge.
(a)On any date that Borrower partially prepays the outstanding Secured Obligations pursuant to Section 2.5, Borrower shall pay Lenders a charge equal to four and three quarters percent (4.75%) multiplied by the aggregate principal amount of such Term Loan Advances being prepaid.
(b)On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity or reimbursement obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, (iii) the date that the outstanding Secured Obligations become due and payable, or (iv) as required pursuant to Section 2.5, Borrower shall pay Lenders a charge equal to (x) four and three quarters percent (4.75%) multiplied by the aggregate original principal amount of such Term Loan Advances made hereunder minus (y) the aggregate amount of payments made pursuant to Section 2.6(a) (collectively, with any charge required to be paid pursuant to Section 2.6(a), the “End of Term Charge”).
(c)Notwithstanding the required payment date of such End of Term Charge, the applicable pro rata portion of the End of Term Charge shall be deemed earned by Lenders as of each date that an applicable Term Loan Advance is made. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the next Business Day.
2.7Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loan Advances shall be made pro rata according to the Term Commitments of the relevant Lender.
2.8Taxes; Increased Costs. Borrower, Agent and Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto.
2.9Treatment of Prepayment Charge and End of Term Charge. Borrower agrees that any Prepayment Charge and any End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the

Closing Date. The Prepayment Charge and the End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Each Loan Party expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; and (d) Borrower shall be estopped from claiming differently than as agreed to in this Section. Borrower expressly acknowledges that its agreement to pay each of the Prepayment Charge and the End of Term Charge to Lenders as herein described was on the Closing Date and continues to be a material inducement to Lenders to provide the Term Loan Advances.
SECTION 3. SECURITY INTEREST
3.1Grant of Security Interest. As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Borrower grants to Agent a security interest in all of such Borrower’s right, title, and interest in, to and under all of such Borrower’s personal property and other assets including without limitation the following (except as set forth herein) whether now owned or hereafter acquired (collectively, the “UCC Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of such Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of such Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.
3.2Excluded Collateral. Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the UCC Collateral shall not include (a) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use application shall constitute Collateral, and (b) nonassignable licenses or contracts, including, without limitation, any licenses described in clause (ii) of the defined term “Permitted Transfers”, which by their terms require the consent of the licensor thereof or another party (but only to the extent (i) such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9-406, 9-407 and 9-408 of the UCC and (ii) no consent or waiver has been obtained that would permit Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such lease, license or agreement), (c) any lease, license or other agreement and any property subject thereto on the Closing Date or on the date of the acquisition of such property (other than any property acquired by Borrower subject to any such contract or other agreement to the extent such contract or other agreement was incurred in contemplation of such acquisition) to the extent that a grant of a security interest therein to secure the Secured Obligations would violate or invalidate such lease, license, contract or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any Subsidiary) (but (A) only to the extent such prohibition is enforceable under applicable law, rule or regulation, and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Article 9 of the UCC), (d) any cash collateral deposit subject to a Permitted Lien hereunder, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or otherwise constitute a default thereunder or create a right of termination of any other party thereto (other than Borrower or a Subsidiary), provided that upon the termination and release of such collateral, such property shall automatically be included in the Collateral, (e) any Excluded Account and (f) assets as to which the costs of obtaining or perfecting such security interest are excessive in relation to the value of the security to be afforded thereby as determined by Agent in its sole discretion.
3.3Company, COMPASS Pathfinder Holdings and COMPASS Pathfinder Limited have entered into the English Security Documents pursuant to which they have granted security interests on, to and under the collateral described therein (such collateral, with the UCC Collateral, collectively, the “Collateral”). With respect to Company, COMPASS Pathfinder Holdings and COMPASS Pathfinder Limited, in the event of a conflict between Section 3.1 of this Agreement and the terms of the English Debenture, the terms of the English Debenture shall govern and control.
3.4The parties to this Agreement hereby agree to the terms and conditions set forth on Addendum 2 attached hereto.
SECTION 4. CONDITIONS PRECEDENT TO LOAN
The obligations of Lenders to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:
4.1Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:
(a)duly executed copies of the Loan Documents (other than the Warrant, which shall be an original), and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;
(b)subject to Schedule 4.5, duly executed Account Control Agreement(s) with respect to each Deposit Account and account holding Investment Property maintained by Borrower or any other Loan Party;
(c)(i) a customary legal opinion of Borrower’s U.S. counsel in form and substance reasonably acceptable to Agent and (ii) a customary legal opinion of Agent’s U.K. counsel in form and substance reasonably acceptable to Agent;
(d)copy of resolutions of each Borrower’s Board of Directors (and shareholder, in respect of each of COMPASS Pathfinder Holdings and COMPASS Pathfinder Limited), certified by an officer of such Borrower, evidencing (i) approval of the Loan and other transactions evidenced by the Loan Documents, (ii) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf, (iii) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Advance Request or other relevant notice) to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party, and (iv) acknowledging that the Board of Directors are acting for a proper purpose and that the Loan Documents are in the best interests of that Borrower and for its commercial benefit;
(e)certified copies of the constitutional documents and (as applicable) the Bylaws as amended through the Closing Date, of Borrower;

(f)a certificate of good standing for COMPASS Pathways from its jurisdiction of organization and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified could have a Material Adverse Effect;
(g)with respect to COMPASS Pathways only, certified copies, dated as of a recent date and obtained by Agent, of searches for financing statements filed in the central filing office of the State of Delaware;
(h)filed in the central filing office of the District of Columbia or Delaware, as applicable, accompanied by written evidence (including any UCC termination statements) that the Liens on any Collateral indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan Advance, will be terminated or released;
(i)payment of the Due Diligence Fee, Initial Facility Charge and reimbursement of Agent’s and Lenders’ current reasonable and documented out-of-pocket expenses reimbursable pursuant to this Agreement, which have been invoiced in summary form to Borrower prior to the date hereof, and which amounts may be deducted from the initial Term Loan Advance;
(j)a duly executed copy of the Perfection Certificate and each exhibit and addendum thereto;
(k)[Reserved.];
(l)duly executed landlord consents for its (i) chief executive office or its principal place of business and (ii) offices or business locations, including warehouses, containing, for each location pursuant to clauses (i) and (ii), in excess of Five Hundred Thousand Dollars ($500,000) of Borrower’s assets or property;
(m)duly executed bailee agreements for any bailee location holding a portion of Borrower’s assets or property valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000);
(n)[Reserved.];
(o)payment of the Initial Facility Charge and reimbursement of Agent’s and the Lenders’ current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance, it being understood and agreed that the Due Diligence Fee previously paid shall be applied to the payment of the non-legal transaction costs and due diligence expenses;
(p)a certificate of a director of Company, COMPASS Pathfinder Holdings and COMPASS Pathfinder Limited (i) confirming that guaranteeing or securing the Loan would not cause any guaranteeing or similar limit binding on Company, COMPASS Pathfinder Holdings and COMPASS Pathfinder Limited to be exceeded and certifying that each copy document relating to it specified in this Section 4, is correct, complete and the original of such copy document, is in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date and (ii) attaching, in respect to any UK PSC Loan Party, a copy of the PSC Register together with confirmation from an authorized signatory that no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of the shares pledged as Collateral;

(q)current searches at the U.S. Patent and Trademark Office or the U.S. Copyright Office (and the equivalent in the UK), as applicable, obtained by Agent, listing issued or pending Intellectual Property of Borrower;
(r)in respect of Company, COMPASS Pathfinder Holdings and COMPASS Pathfinder Limited, specimen signatures for the person(s) authorized in the resolutions above; and
(s)such other documents as Agent may have reasonably requested prior to the Closing Date.
4.2All Advances. On each Advance Date:
(a)Agent shall have received (i) an Advance Request for the relevant Term Loan Advance as required by Section 2.2(c), duly executed by a Responsible Officer of Borrower, and (ii) any other documents Agent may reasonably request;
(b)The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the applicable Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;
(c)Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed;
(d)with respect to any Tranche 2 Advance, Borrower shall have paid the Tranche 2 Facility Charge;
(e)with respect to any Tranche 3 Advance, Borrower shall have paid the Tranche 3 Facility Charge; and
(f)Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in Section 4.2(b), Section 4.2(c) and Section 4.4 and as to the matters set forth in the Advance Request.
4.3[Reserved].
1.1No Default. As of the Closing Date and at the time of and immediately after each Advance Date, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default, and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
1.1Post-Closing Deliveries. Borrower shall deliver the documents or satisfy the conditions, as applicable, in accordance with Schedule 4.5 hereto.
SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER
Borrower represents and warrants that:
5.1Corporate Status; Execution and Delivery; Binding Effect. Borrower is an entity of the type described in the Perfection Certificate, duly organized, legally existing and, to the extent applicable, is in good standing under the laws of its applicable jurisdiction or state of incorporation , as the case may be, and, to the extent applicable, is duly qualified as a foreign public limited company, private limited liability company, company or corporation, as the case may be, in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other related information are correctly set forth in the Perfection Certificate, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date in accordance with this Agreement. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.
5.2Collateral. Borrower owns or otherwise has the rights to use the Collateral, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.
5.3Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents to which it is a party, (i) have been duly authorized by all necessary action corporate or other requisite of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens, (iii) do not violate any provisions of Borrower’s constitutional or governing documents, (iv) do not violate any law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any material contract or material agreement or require the consent or approval of any other Person or Governmental Authority which has not already been obtained. The individual or individuals executing the Loan Documents on behalf of Borrower are duly authorized to do so.
5.4Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event or circumstance that is likely to occur that is reasonably expected to result in a Material Adverse Effect.
5.5Actions Before Governmental Authorities. There are no actions, suits, claims, disputes or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or the Collateral, that is reasonably expected to result in a Material Adverse Effect.
5.6Laws.
(a)Neither Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority to which Borrower or such Subsidiaries are subject, where such violation or default could reasonably be expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound.
(b)Neither Borrower nor any of its Subsidiaries is an “investment company,” a company that would be an “investment company” except for the exclusion from the definition of “investment company” in Section 3(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), or a company “controlled” by an “investment company” under the 1940 Act. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of

Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets have been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.
(c)None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or (to the knowledge of Borrower) any of their Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
5.7Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto (other than financial or business projections) contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors, and provided that it is understood that the projections are based on assumptions made in good faith but are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, and that actual results may differ significantly and no assurances are provided by Borrower for any projections made or given.
5.8Tax Matters. Except as set forth on Schedule 5.8, (a) Borrower and its Subsidiaries have filed all federal and state income Tax returns and other material Tax returns that they are required to file (taking into account any timely filed extensions), (b) Borrower and its Subsidiaries have duly paid all federal and state income Taxes and other material Taxes or installments thereof that they are required to pay, except Taxes being contested in good faith by appropriate proceedings and for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP, and (c) to Borrower’s knowledge, no proposed or pending Tax assessments, deficiencies, audits or other proceedings with respect to Borrower or any Subsidiary have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business. Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that the ownership of or use of any material part of the Intellectual Property violates the rights of any third party. Exhibit C is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses or other than “off-the-shelf” licenses or open-source software), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.
5.10Intellectual Property.
(a)Except as described on Schedule 5.10, Borrower has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, except for restrictions that are unenforceable under Division 9 of the UCC or otherwise permitted under this Agreement with respect to Licenses, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material in the operation or conduct of Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee. Except as disclosed on Schedule 5.10, Borrower is not a party to, nor is it bound by, any Restricted License.
(b)No material software or other materials used by any Loan Party (or used in any Borrower Products or any Subsidiaries’ products) are subject to an open-source or similar license (including but not limited to the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) in a manner that would cause such software or other materials to have to be (i) distributed to third parties at no charge or a minimal charge (royalty-free basis); (ii) licensed to third parties to modify, make derivative works based on, decompile, disassemble, or reverse engineer; or (iii) used in a manner that requires disclosure or distribution in source code form.
5.11Borrower Products. Except as set forth on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened in writing litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates

Borrower to grant licenses or ownership interest in any future material Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property material to the operation or conduct of the business of Borrower (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. Neither Borrower’s use of its Intellectual Property material to the operation or conduct of the business of Borrower nor the production and sale of Borrower Products material to the operation or conduct of the business of Borrower infringes the Intellectual Property or other rights of others.
5.12Financial Accounts. Section 5(f) of the Perfection Certificate (as may be updated by Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such list correctly identifies the name , address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
5.13Employee Loans. Except for loans constituting Permitted Investments or as described on Schedule 5.13, Borrower has no outstanding loans to any employee, officer or director of Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of Borrower by a third party.
5.14Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.
5.15Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower and each of its Subsidiaries are able to pay their debts (including trade debts) as they become due. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
5.16Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 2015/848 of 20 May 2015 on insolvency proceedings (recast) on Insolvency Proceedings (the “Regulation”), each of the Company’s, COMPASS Pathfinder Holdings’ and COMPASS Pathfinder Limited’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
SECTION 6. INSURANCE; INDEMNIFICATION
6.1Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance covering Borrower and its Subsidiaries, on an occurrence form, against risks and in such amounts customarily insured against by businesses of Borrower’s size in Borrower’s line of business in similar locations. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of Two Million Dollars ($2,000,000) of commercial general liability insurance for each occurrence. Borrower maintains and shall continue to maintain a minimum of Ten Million Dollars

($10,000,000) of directors’ and officers’ insurance in the aggregate. So long as there are any Secured Obligations outstanding (other than inchoate indemnity or reimbursement or other obligations which, by their terms, survive termination of this Agreement), Borrower shall also cause to be carried and maintained insurance upon the business and assets of Borrower and its Subsidiaries, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. If Borrower fails to obtain the insurance called for by this Section 6.1 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral.  Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.
6.2Certificates. Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall reflect Agent (shown as “Hercules Capital, Inc., as Agent, and its successors and/or assigns”) is an additional insured for commercial general liability, a lenders loss payable for all risk property damage insurance, subject to the insurer’s approval, and a lenders loss payable for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient). Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Borrower shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.
6.3Indemnity. Borrower agrees to indemnify and hold Agent, Lenders and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all third-party claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent such Liabilities arise solely out of gross negligence or willful misconduct of any Indemnified Person. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement, in each case, subject to the applicable statute of limitations.
SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:
7.1Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):
(a)as soon as practicable (and in any event within thirty (30) days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, all certified by a Responsible Officer of Borrower to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;
(b)as soon as practicable (and in any event within, forty-five (45) days after the end of each calendar quarter), unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, certified by a Responsible Officer of Borrower to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;
(c)as soon as practicable (and in any event within ninety (90) days after the end of each fiscal year), audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified without qualification by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants;
(d) as soon as practicable (and in any event within thirty (30) days) after the end of each month, a Compliance Certificate in substantially the form of Exhibit E;
(e)as soon as practicable (and in any event within thirty (30) days) after the end of each month, a report showing agings of accounts receivable and accounts payable (if applicable);
(f)upon Agent’s reasonable request, copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;
(g)[Reserved];
(h)financial and business projections, within the earlier of (i) thirty (30) days following their approval by Company’s Board of Directors and (ii) sixty (60) days following the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent;
(i)[Reserved];
(j)insurance renewal statements, annually or otherwise promptly upon renewal of insurance policies required to be maintained in accordance with Section 6.1;

(k)prompt notice of any legal process that is reasonably likely to result in damages, expenses or liabilities in excess of Five Hundred Thousand Dollars ($500,000);
(l)promptly upon the preparation of any proposed, definitive investment policy, or upon the preparation of any update to any existing investment policy, Borrower will furnish to Agent a copy of such investment policy or such update to any existing investment policy; and
(m)prompt (but in any event no more than three (3) Business Days’) notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.
    Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed), make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.
    The executed Compliance Certificate and all Financial Statements required to be delivered hereunder shall be sent via e-mail to financialstatements@htgc.com with a copy to jralto@htgc.com; dhuang@htgc.com and bjadot@htgc.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Account Manager: COMPASS Pathways plc.
    Notwithstanding the foregoing, documents required to be delivered under Sections 7.1(a), (b), or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower emails a link thereto to Agent; provided that Borrower shall directly provide Agent all Financial Statements required to be delivered pursuant to Section 7.1(b) and (c) hereunder.
7.2Management Rights. Borrower shall permit any representative that Agent or Lenders authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, in connection with such inspections, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or Lenders shall be entitled at reasonable times and intervals and upon reasonable prior written notice to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lenders with respect to any business issues shall not be deemed to give Agent or Lenders, nor be deemed an exercise by Agent or Lenders of, control over Borrower’s management or policies.
7.3Further Assurances. Borrower shall, and shall cause each other Loan Party to, from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, promissory notes or other documents to perfect, give the highest priority to Agent’s Lien on the Collateral (subject to Permitted Liens) or otherwise evidence Agent’s rights herein. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby or pursuant to applicable Loan Documents. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.
7.4Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness pursuant to its then applicable payment schedule, (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Loan Party, or (ii) if such Subsidiary is not a Loan Party, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Loan Party, (d) payments made on Subordinated Indebtedness to the extent permitted under the relevant Subordination Agreement or (e) as otherwise permitted hereunder or approved in writing by Agent.
7.5Collateral. Borrower shall at all times (a) keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and (b) shall give Agent written notice of any known legal process affecting the Collateral or such other property and assets, which written notice shall be (i) promptly given if such legal process involves injunctive relief or other non-monetary remedy, (ii) promptly given if such legal process involves amounts claimed in an indefinite amount or in excess of Five Hundred Thousand Dollars ($500,000) or (iii) delivered to Agent together with the next immediate Compliance Certificate due pursuant to Section 7.1(d) if such legal process involves amounts claimed in an amount less than or equal to Five Hundred Thousand Dollars ($500,000), or any Liens thereon, provided however, that the Collateral and such other property or assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property. Borrower shall not agree with any Person other than Agent or Lenders not to encumber its property other than in connection with Permitted Liens. Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (i) this Agreement and the other Loan Documents, (ii) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (iii) customary restrictions on the assignment of leases, licenses and other agreements. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any known legal process or Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property), and shall give Agent written notice of any known legal process affecting such Subsidiary’s assets, which written notice shall be (i) promptly given if such legal process involves injunctive relief or other non-monetary remedy, (ii) promptly given if such legal process involves amounts claimed in an indefinite amount or in excess of Five Hundred Thousand Dollars ($500,000) or (iii) delivered to Agent together with the next immediate Compliance Certificate due pursuant to Section 7.1(d) if such legal process involves amounts claimed in an amount less than or equal to Five Hundred Thousand Dollars ($500,000).

7.6Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments.
7.7Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) except as otherwise permitted hereunder, repurchase or redeem any class of shares, stock or other Equity Interest other than (i) repurchases described in clause (iii) of the defined term “Permitted Investments” or (ii) repurchases or redemptions pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest, or (b) declare or pay any cash dividend or make any other cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make other distributions to Borrower or any Subsidiary of Borrower, or (c) except for Permitted Investments, lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, or (d) the conversion of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, or (e) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of One Hundred Thousand Dollars ($100,000) in the aggregate.
7.8Transfers. Except for Permitted Transfers, Borrower shall not, and shall not permit any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey (“Transfer”) any equitable, beneficial or legal interest in any material portion of its assets (including, without limitation, pursuant to a Division).
7.9Mergers and Consolidations. Borrower shall not, nor will it permit any Subsidiary to, (a) merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than mergers or consolidations of (i) a Subsidiary which is not a Loan Party into another Subsidiary or into a Loan Party, or (ii) a Loan Party into another Loan Party (provided that Borrower shall be the surviving entity in any transaction involving Borrower)) or (b) except for Permitted Investments, acquire, or permit any of its Subsidiaries to acquire, in each case, including for the avoidance of doubt through a merger, purchase, licensing arrangement or any similar transaction, all or substantially all of the capital stock or property of another Person.
7.10Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay when due all material Taxes of any nature whatsoever now or hereafter imposed or assessed against Borrower or such Subsidiary or the Collateral or upon Borrower’s (or such Subsidiary’s) ownership, possession, use, operation or disposition thereof or upon Borrower’s (or such Subsidiary’s) rents, receipts or earnings arising therefrom. Borrower shall, and shall cause each of its Subsidiaries to, accurately file on or before the due date therefor (taking into account proper extensions) all federal and state income Tax returns and other material Tax returns required to be filed. Notwithstanding the foregoing, Borrower and its Subsidiaries may contest, in good faith and by appropriate proceedings diligently conducted, Taxes for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP.

7.11Corporate Changes.
(a)Neither Borrower nor any Subsidiary shall change its legal name, legal form or jurisdiction of formation without fifteen (15) days’ prior written notice to Agent.
(b)Neither Borrower nor any Subsidiary shall suffer a Change in Control.

(c)Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) other than with respect to Company, COMPASS Pathfinder Holdings, COMPASS Pathfinder Limited, and any other Foreign Subsidiary party hereto from time to time, such relocation shall be within the continental United States of America.
(d)If Borrower intends to add any new offices or business locations, including warehouses, containing any portion of Borrower’s assets or property valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000), then Borrower will cause the landlord of any such new office or business location, including warehouses, to execute and deliver a landlord consent in form and substance satisfactory to Agent.
(e)If Borrower intends to deliver any portion of Borrower’s assets or property valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Agent.
(f)The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than those businesses conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.
7.12Deposit Accounts. No Loan Party shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement within thirty (30) days after the opening of such account; provided, however, that for the avoidance of doubt no Account Control Agreement shall be required for any Excluded Account.
7.13Joinder of Subsidiaries. Borrower shall notify Agent of each Subsidiary formed or acquired subsequent to the Closing Date (including any new Subsidiary formed by Division) and, within thirty (30) days of such formation or acquisition (or such longer period of time as agreed to by Agent in writing in its sole discretion), shall cause any such Subsidiary to execute and deliver to Agent a Joinder Agreement and such other documents and instruments as shall be requested by Agent to effectuate the transactions contemplated by such Joinder Agreement (in each case in form and substance acceptable to Agent), or, if requested by Agent, a Guaranty and appropriate collateral security documents to secure the obligations pursuant to such Guaranty (in each case in form and substance acceptable to Agent); it being agreed that if such new Subsidiary is formed by a Division, the foregoing requirements shall be satisfied substantially concurrently with the formation of such Subsidiary.
7.14[Reserved].
7.15Notification of Event of Default. Borrower shall notify Agent (a) promptly upon Borrower obtaining knowledge of the occurrence of an Event of Default in connection with Section 7.21(a) and (b) promptly, and in any case, within two (2) Business Days of Borrower obtaining knowledge, of the occurrence of any other Event of Default after obtaining knowledge thereof.
7.16[Reserved].
7.17Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes. The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.
7.18[Reserved].
7.19[Reserved].
7.20Compliance with Laws.
(a)Borrower (i) shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and (ii) shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business. Borrower shall not become an “investment company,” a company that would be an “investment company” except for the exclusion from the definition of “investment company” in Section 3(c) of the 1940 Act, or a company controlled by an “investment company” under the 1940 Act, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation X, T and U of the Federal Reserve Board of Governors).
(b)Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
(c)Borrower has implemented and shall maintain in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
(d)None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
7.21Financial Covenants.
(a)Minimum Cash. Beginning on January 1, 2024 and at all times thereafter, Borrower shall maintain Qualified Cash in an amount greater than or equal to $22,500,000; provided that:

(i)the date at which testing of such financial covenant shall begin shall be extended to (A) upon the satisfaction of the Financial Milestone, July 1, 2024 and (B) upon satisfaction of the Financial Milestone and Performance Milestone I, January 1, 2025; and
(ii)upon satisfaction of the Performance Milestone II, Borrower shall maintain Qualified Cash in an amount equal to or greater than Twenty Million Dollars ($20,000,000).
Notwithstanding the forgoing, upon (x) the satisfaction of the Performance Milestone II and (y) if Borrower’s Market Capitalization is greater than Seven Hundred Fifty Million Dollars ($750,000,000), for the previous fifteen (15) consecutive calendar days ending on such date, testing of the financial covenant set forth in in this Section 7.21(a) is waived, it being understood that if one or both of such conditions are not satisfied, then testing will automatically be reinstated without any action or notice by or to any person.
7.22Intellectual Property. Borrower shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Agent in writing of infringements of its Intellectual Property material to Borrower’s business; and (iii) not allow any Intellectual Property material to Borrowers’ business to be abandoned, forfeited or dedicated to the public without Agent’s written consent. If a Borrower (a) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (b) applies for any Patent or the registration of any Trademark, then such Borrower shall provide written notice thereof to Agent in the next Compliance Certificate delivered pursuant to Section 7.1(d) hereunder, and shall execute such intellectual property security agreements and other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent in such property. If a Borrower decides to register any Copyrights or mask works in the United States Copyright Office, such Borrower shall: (x) execute an intellectual property security agreement and such other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (y) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrowers shall provide to Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works in the next Compliance Certificate delivered pursuant to Section 7.1(d) hereunder, together with evidence of the recording of the intellectual property security agreement required for Agent to perfect and maintain a first priority perfected security interest in such property. Borrower shall provide written notice to Agent in the next Compliance Certificate delivered pursuant to Section 7.1(d) hereunder after entering or becoming bound by any Restricted License (other than off-the-shelf software that is commercially available to the public). Borrower shall take such steps as Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (1) any Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (2) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents.
7.23Transactions with Affiliates. Except as otherwise described on Schedule 7.23, Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary.
7.24COMI. No Borrower or a Subsidiary of a Borrower, in each case whose jurisdiction of incorporation or organization is in a member state of the European Union shall change its “centre of main interests” (as that term is used in Article 3(1) of the Regulation).

7.25People with Significant Control Regime. Each Borrower shall: (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any UK PSC Loan Party; and (b) promptly provide Agent with a copy of that notice.

SECTION 8. RIGHT TO INVEST
8.1Lenders or their assignee or nominee shall, for so long as such applicable Lender shall constitute a “Lender” under this Agreement, have the right, in its discretion, to participate in any Subsequent Financing in an aggregate amount of up to Five Million Dollars ($5,000,000) on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing. This Section 8.1, and all rights and obligations provided for hereunder, shall automatically terminate upon the earliest to occur of (a) termination of this Agreement and (b) such time that the Lenders or their permitted assignees or nominees, have purchased Five Million Dollars ($5,000,000) of Borrower’s Equity Interests in the aggregate in Subsequent Financings.
SECTION 9. EVENTS OF DEFAULT
The occurrence of any one or more of the following events shall be an “Event of Default”:

9.1Payments. A Loan Party fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or Lenders or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or
9.2Covenants. A Loan Party breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and Lenders, and with respect to an Event of Default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.17, 7.20, 7.21, and 7.22), any other Loan Document, or any other agreement among Borrower, Agent and Lenders, such default continues for more than ten (10) days after the earlier of the date on which (i) Agent or Lenders has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a Default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.17, 7.20, 7.21, and 7.22, the occurrence of such Event of Default; or

9.3Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; provided that, solely for purposes of this Section 9.3, failure to achieve Performance Milestone I or Performance Milestone II shall not, in and of itself, constitute a Material Adverse Effect; or

9.4Representations. Any representation or warranty made by any Loan Party in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or
9.5Insolvency. (a) A Loan Party or any of its Subsidiaries fails to be solvent as described under Section 5.15 hereof; (b) a Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Loan Party or any of its Subsidiaries and is not dismissed or stayed within forty five (45) days (but no Advances shall be made while any of the conditions described in clause (a) exist or until any Insolvency Proceeding is dismissed); or (d) with respect to any Loan Party incorporated in England and Wales, any corporate action, legal proceedings or other procedure or step is taken in relation to: (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Loan Party, (ii) a composition, compromise, assignment or arrangement with any creditor of a Loan Party, (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of a Loan Party or any of its assets, (iv) enforcement of any Security over any assets of a Loan Party, or (v) or any analogous procedure or step is taken in any jurisdiction, provided that clause (d) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 10 days of commencement; or
9.6Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Loan Party or any of its Subsidiaries by any Governmental Authority, and the same are not, within thirty (30) days after the entry, assessment or issuance thereof, discharged, or after execution thereof, or stayed pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Term Loan Advances shall be made prior to the discharge, or stay of such fine, penalty, judgment, order or decree); or
9.7Attachment; Levy; Restraint on Business.
(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of any Loan Party or any of its Subsidiaries, or (ii) a notice of lien or levy is filed against any of any Loan Party’s or any of its Subsidiaries’ assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Term Loan Advances shall be made during any fifteen (15) day cure period; or
(b)(i) any material portion of any Loan Party’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents any Loan Party from conducting all or any material part of its business.
9.8Other Obligations. The occurrence of any default under (i) any agreement or obligation of a Loan Party involving any Indebtedness in excess of Five Hundred Thousand Dollars ($500,000) or (ii) any other material agreement or obligation, if a Material Adverse Effect could reasonably be expected to result from such default.
9.9Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non renewal has resulted in or could reasonably be expected to result in a Material Adverse Effect; or (b) (i) the FDA, DOJ or other Governmental Authority initiates a regulatory action or any other

Enforcement Action against Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products and which could be reasonably expected to result in a Material Adverse Effect; (ii) the FDA or any other comparable Governmental Authority issues a warning letter to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Effect; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries of Five Hundred Thousand Dollars ($500,000) or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of Five Hundred Thousand Dollars ($500,000) or more, or that could reasonably be expected to result in a Material Adverse Effect, even if such settlement agreement is based on previously disclosed conduct; or (v) the FDA or any other comparable Governmental Authority revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Effect.
9.10Stop Trade. At any time an SEC stop trade order or NASDAQ market trading suspension of the Ordinary Shares shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a public market, provided that Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Ordinary Shares on another public market within sixty (60) days of such notice.
SECTION 10. REMEDIES
10.1General. Upon the occurrence and during the continuance of any one or more Events of Default, Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the outstanding Secured Obligations together with any applicable Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the outstanding Secured Obligations (including, without limitation, the Prepayment Charge and the End of Term Charge) shall automatically be accelerated and made due and payable, in each case without any further notice or act). Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact to, only  (a) exercisable following the occurrence and during the continuance of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (ii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent may elect); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Agent or a third party as the UCC permits; (vi) receive, open and dispose of mail addressed to Borrower; (vii) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (viii) notify all account debtors to pay Agent directly.  Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all outstanding Secured Obligations have been satisfied in full and the Loan Documents (other than the Warrant) have been terminated.  Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations (other than inchoate indemnity or reimbursement obligations and any other obligations which, by their terms, survive termination of this Agreement) have been fully repaid and performed and the Loan Documents have been terminated. Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents (other than the Warrant) or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.
10.2Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:
    First, to Agent, in an amount equal to the sum of all fees owing to Agent hereunder and under any other Loan Document;
    Second, to Agent and Lenders in an amount sufficient to pay in full Agent’s and Lenders’ costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;
    Third, to Lenders, ratably, in an amount equal to the sum of all accrued interest owing to Lenders on the Term Loan Advances hereunder;
    Fourth, to Lenders, ratably, in an amount equal to the sum of the outstanding principal and premium, if any owing to Lenders from Borrower on the Term Loan Advances hereunder;
    Fifth, to Lenders and Agent, ratably (in proportion to all remaining Secured Obligations owing to each), in an amount equal to the sum of all other outstanding and unpaid Secured Obligations (including principal, interest, and the default rate interest set forth in Section 2.4, if required under this Agreement), in such order and priority as Agent may choose in its sole discretion; and
    Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate indemnity or reimbursement obligations which, by their terms, survive termination of this Agreement), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.
Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.
10.3No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.
10.4Waivers. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.
10.5Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.
SECTION 11. MISCELLANEOUS
11.1Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
11.2Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the mails in the applicable jurisdiction, with proper first class (or jurisdictional equivalent) postage prepaid, in each case addressed to the party to be notified as follows:
(a)If to Agent:
HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer, Bryan Jadot and Jeff Ralto
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@htgc.com
Telephone: 650-289-3060
(b)If to Lenders:
HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer, Bryan Jadot and Jeff Ralto
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@htgc.com
Telephone: 650-289-3060
(c)If to Borrower:
COMPASS Pathways plc
33 Broadwick Street,
London, United Kingdom
W1FF 0DQ
Attention: General Counsel Matthew Owens
email: matt.owens@compasspathways.com
Telephone: 1 (716) 676-6461
or to such other address as each party may designate for itself by like notice.
11.3Entire Agreement; Amendments.
(a)This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated May 19, 2023 and the Non-Disclosure Agreement).
(b)Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Loan Parties party to the relevant Loan Document may, or, with the written consent of the Required Lenders, Agent and Loan Parties party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lenders or of Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan Advance, reduce the stated rate of any interest (or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Loan Parties of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Loan Party from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.18 or Addendum 3 without the written consent of Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon the applicable Loan Parties, Lenders, Agent and all future holders of the Loans.
11.4No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
11.5No Waiver. The powers conferred upon Agent and Lenders by this Agreement are solely to protect their rights hereunder and under the other Loan Documents and their interest in the Collateral and shall not impose any duty upon Agent or Lenders to exercise any such powers. No omission or delay by Agent or Lenders at any time to enforce any right or remedy reserved to them, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lenders is entitled, nor shall it in any way affect the right of Agent or Lenders to enforce such provisions thereafter.
11.6Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lenders and shall survive the execution and delivery of this Agreement for so long as any Secured Obligations (other than any inchoate indemnity or reimbursement obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) remain outstanding. Sections 6.3, 8.1, 11.9, 11.11, 11.14, 11.15, 11.17 and 11.18 shall survive the termination of this Agreement.

11.7Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). No Loan Party shall assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and Lenders may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and Lenders’ successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower (as reasonably determined by Agent upon consultation with Borrower), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and Lenders may assign, transfer or endorse its rights hereunder and under the other Loan Documents to any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and Lenders may assign, transfer or endorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require. Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in the United States of America a register for the recordation of the names and addresses of Lender(s), and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lender(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
11.8Participations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Addendum 1 attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Addendum 1 attached hereto (it being understood that the documentation required under Section 7 of Addendum 1 attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.7; provided that such participant shall not be entitled to receive any greater payment under Addendum 1 attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.
11.9Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lenders in the State of California, and shall have been accepted by Agent and Lenders in the State of California. Payment to Agent and Lenders by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents (other than the Warrant and English Security Documents) shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
11.10Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents (other than the Warrant) may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.
11.11Mutual Waiver of Jury Trial / Judicial Reference.
(a)Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower or any Lenders; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lenders; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.
(b)If the waiver of jury trial set forth in Section 11.11(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.
(c)In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.
11.12Professional Fees. Borrower promises to pay Agent’s and Lenders’ reasonable and documented out-of-pocket fees and expenses necessary to finalize the Loan Documents, including but not limited to reasonable and documented out-of-pocket attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and Lenders after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.
11.13Confidentiality. Agent and Lenders acknowledge that certain items of Collateral and information provided to Agent and Lenders by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and Lenders agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lenders may disclose any such information: (a) to its Affiliates and its partners, investors, lenders, directors, officers, employees, agents, advisors, counsel, accountants, representative and other professional advisors if Agent or Lenders in their reasonable discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this Section or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information which are no less restrictive than the terms of this Section 11.13; (b) if such information is generally available to the public or to the extent such information becomes publicly available other than as a result of a breach of this Section or becomes available to Agent or any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than Borrower; (c) if required or appropriate in any report, statement or testimony required by law or order of any governmental authority to be submitted to any Governmental Authority having or claiming to have jurisdiction over Agent or Lenders and any rating agency; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lenders’ counsel; (e) to comply with any legal requirement or law applicable to Agent or Lenders or demanded by any Governmental Authority; (f) to the extent reasonably necessary in connection with the exercise of, or preparing to exercise, or the enforcement of, or preparing to enforce, any right or remedy under any Loan Document (including Agent’s sale, lease, or other disposition of Collateral after the occurrence of a Default), or any action or proceeding relating to any Loan Document; (g) to any participant or assignee of Agent or Lenders or any prospective participant or assignee, provided, that such participant or assignee or prospective participant or assignee is subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information, which are no less restrictive than the terms of this Section 11.13; (h) to any investor or potential investor (and each of their respective Affiliates or clients) in Agent or Lenders (or each of their respective Affiliates); provided that such investor, potential investor, Affiliate or client is subject to confidentiality obligations with respect to the Confidential Information; (i) otherwise to the extent consisting of general portfolio information that does not identify Borrower; or (j) otherwise with the prior written consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. Agent’s and Lenders’ obligations under this Section 11.13 shall supersede all of their respective obligations under the Non-Disclosure Agreement.
11.14Assignment of Rights. Borrower acknowledges and understands that Agent or Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lenders shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lenders shall relieve Borrower of any of its obligations hereunder. Lenders agree that in the event of any transfer by it of the promissory note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the promissory note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.
11.15Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lenders. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lenders or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lenders in Cash.
11.16Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
11.17No Third-Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lenders and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, Lenders and the Loan Parties party thereto.
11.18Agency. Agent and each Lender hereby agree to the terms and conditions set forth on Addendum 3 attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Addendum 3 attached hereto.
11.19Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.
11.20Multiple Borrowers. Each Borrower hereby agrees to the terms and conditions set forth on Addendum 4 attached hereto.
11.21[Reserved].
11.22Managerial Assistance.    Borrower acknowledges that Lender has elected to be regulated as a business development company under the 1940 Act, and as such is required to make available significant managerial assistance to its portfolio companies. Significant managerial assistance may include, but is not limited to, guidance and counsel concerning the portfolio company’s management, operations, business objectives and policies, arrangement of financing, management of relationships with financing sources, recruitment of management personnel and evaluation of acquisition and divestiture opportunities. Borrower hereby acknowledges and agrees that it may request such assistance at any time from Lender by contacting legal@htgc.com.
11.23Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
11.24Consent to Bail-In. Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the parties, each party acknowledges and accepts that any liability of any party to any other party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)any Bail-In Action in relation to any such liability, including (without limitation):
(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)a cancellation of any such liability; and

(b)a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lenders have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.
BORROWER:
COMPASS PATHWAYS PLC
Signature:    _/s/ Kabir Nath____________
Print Name:    ____Kabir Nath____________
Title:        _____Chief Executive Officer_

COMPASS PATHFINDER HOLDINGS LIMITED
Signature:    __/s/ Kabir Nath ___________
Print Name:    ______ Kabir Nath _________
Title:        ____Statutory Director _____

COMPASS PATHFINDER LIMITED
Signature:    ____/s/ Kabir Nath _________
Print Name:    ____ Kabir Nath ___________
Title:        ___Statutory Director _______

COMPASS PATHWAYS, INC.
Signature:    ___/s/ Kabir Nath __________
Print Name:    ____ Kabir Nath ___________
Title:        ____President and Secretary _

[Signature Page to Loan and Security Agreement]

Accepted in Palo Alto, California:
AGENT:
HERCULES CAPITAL, INC.
Signature:    ____/s/ Seth Meyer_________
Print Name:    _____Seth Meyer __________
Title:        _____CFO_________________

LENDERS:
HERCULES CAPITAL, INC.
Signature:    ____/s/ Seth Meyer_________
Print Name:    _____Seth Meyer __________
Title:        _____CFO_________________

HERCULES PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.
By: Hercules Adviser LLC, its Investment Adviser
Signature:    ____/s/ Seth Meyer_________
Print Name:    _____Seth Meyer __________
Title:        _____Authorized Signatory___

[Signature Page to Loan and Security Agreement]

Table of Addenda, Exhibits and Schedules
Addendum 1: Taxes; Increased Costs
Addendum 2:    Reserved
Addendum 3:    Agent and Lender Terms
Addendum 4:    Multiple Borrower Terms

Exhibit A:    Advance Request
        Attachment to Advance Request
Exhibit B:    [Reserved.]
Exhibit C:    Borrower’s Patents, Trademarks, Copyrights and Licenses
Exhibit D:    [Reserved.]
Exhibit E:    Compliance Certificate
Exhibit F:    Joinder Agreement
Exhibit G:     [Reserved.]
Exhibit H:    ACH Debit Authorization Agreement
Exhibit I:    [Reserved.]
Exhibit J-1:    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2:    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3:    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4:    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1.1    Commitments
Schedule 1    Subsidiaries
Schedule 1A    Existing Permitted Indebtedness
Schedule 1B    Existing Permitted Investments
Schedule 1C    Existing Permitted Liens
Schedule 4.5     Post-Closing Deliverables
Schedule 5.3    Consents, Etc.
Schedule 5.8    Tax Matters
Schedule 5.9    Intellectual Property Claims
Schedule 5.10    Intellectual Property
Schedule 5.11    Borrower Products
Schedule 5.13    Employee Loans
Schedule 5.14    Capitalization
Schedule 7.23    Affiliate Transactions

ADDENDUM 1 to LOAN AND SECURITY AGREEMENT
TAXES; INCREASED COSTS
1.Defined Terms. For purposes of this Addendum 1:
a.“Borrower DTTP Filing” means an HM Revenue & Customs' Form DTTP2 duly completed and filed by the Borrower, which:
i.where it relates to a UK Treaty Lender that is a Lender in Schedule 1.1 – Commitments (an “Original Lender”), contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in Schedule 1.1, and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or
ii.where it relates to a UK Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a party as a Lender, and is filed with HM Revenue & Customs within 30 days of the date on which that UK Treaty Lender becomes a party as a Lender.
b.“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
c.“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan, or Term Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to this Addendum 1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Addendum 1 (iv) any withholding Taxes imposed under FATCA (v) any UK Withholding Tax in relation to any payment made by any Loan Party hereunder or under any Loan Document to or for the account of a Lender (or other recipient), if on the date on which the payment falls due: (a) the payment could have been made to the relevant Lender without any UK Withholding Tax if such Lender had been a UK Treaty Lender, but on that date such Lender is not or has ceased to be a UK Treaty Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of), any law or Treaty or any published practice or published concession of any relevant taxing authority; or (b) the relevant Lender is a UK Treaty Lender and the relevant Loan Party is able to demonstrate that the payment could have been made to the Lender without any UK Withholding Tax had that Lender complied with its obligations under Sections 4 and 5 below; (vi) any UK Withholding Tax imposed on interest payable to or for the account of an assignee, transferee or endorsee of a Lender with respect to an applicable interest in a Term Commitment under Section 11.7 to the extent such assignee, transferee or endorsee was not entitled to full exemption from UK Withholding Tax with respect to the relevant payment based on the circumstances existing at the time of the relevant assignment.

d.“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
e.“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
f.“Foreign Lender” means a Lender that is not a U.S. Person.
g.“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
h.“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
i.“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes: (i) that are Other Connection Taxes imposed with respect to an assignment; (ii) any such Taxes that are payable in respect of an assignment, novation, transfer, sub-participation or participation of a Loan (or any part thereof) by a Lender; and (iii) any such Taxes become payable upon a voluntary registration made by any party if such registration is not required by any applicable law or not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such party or obligations of any party under a Loan Document;
j.“Recipient” means Agent or any Lender, as applicable.
k.“UK Treaty Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and:
i.is treated as a resident of a UK Treaty State for the purposes of the UK Treaty; and
ii.does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and
iii.fulfils any other conditions which must be fulfilled under that UK Treaty to obtain full exemption from United Kingdom tax on interest payable to that Lender in respect of an advance under a Loan Document, including the completion of all procedural requirements (provided that, for this purpose, if the relevant Lender holds a valid, in force passport under the HMRC DT Treaty Passport scheme, and has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 5a and Section 5b below, then, in relation to that Lender, it shall be assumed that any such procedural requirements have been fulfilled).

l.“UK Treaty State” means a jurisdiction having a double tax treaty with the United Kingdom (“UK Treaty”) which makes provision for full exemption from tax imposed by the United Kingdom on interest.
m.“Withholding Agent” means Borrower and Agent.
n.“VAT” means Value Added Tax imposed pursuant to the Value Added Tax Act 1994.
2.Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax (a “Tax Deduction”) from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 7 of this Addendum 1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

3.No Gross-up Obligation. A payment shall not be increased under Section 2 above by reason of any UK Withholding Tax, if on the date on which the payment falls due (i) the payment could have been made to the relevant Lender without UK Withholding Tax if the Lender had been a UK Treaty Lender, but on that date that Lender is not or has ceased to be a UK Treaty Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority, (ii) the relevant Lender is a UK Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without any UK Withholding Tax had that Lender complied with its obligations under Sections 4 and 5 (as applicable) below.
4.Cooperation. Subject to Section 5 below, a UK Treaty Lender and each Borrower which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Borrower to obtain authorization to make any payments under this Agreement without any UK Withholding Tax.
5. Treaty Filing.
a.A UK Treaty Lender which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1.1; and
b.A UK Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a party as a Lender, and, having sone so, that Lender shall be under no obligations pursuant to this Section 5.
c.If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 5a and Section 5b above, and
i.a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

ii.a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:
A.that Borrower DTTP Filing has been rejected by HMRC;
B.HMRC has not given the Borrower authority to make payments to that Lender without any UK Withholding Tax within 60 days of the date of the Borrower DTTP Filing; or
C.HMRC has given the Borrower authority to make payments to the Lender without any UK Withholding Tax, but such authority has subsequently been revoked or expired, and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorization to make that payment without any UK Withholding Tax.
d.If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 5a and Section 5b above, no Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.
e.A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.
6.Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.
7.Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this Addendum 1 (but excluding any UK Withholding Taxes in respect of which any amount otherwise payable under Section 2 of this Addendum 1 was not so payable pursuant to the provisions of Section 3 of this Addendum 1) or this Section 4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate describing the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In addition, Borrower agrees to pay, and to hold Agent and any Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar Taxes (excluding Taxes imposed on or measured by the net income of Agent or such Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.
8.Indemnification by Lenders. Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8 of the Agreement relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to Lenders from any other source against any amount due to Agent under this Section 5.
9.Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to the provisions of this Addendum 1, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
10.Status of Lenders.
a.Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth Sections 5, 10(b)(i), 10(b)(ii) and 10(b)(iv), or required pursuant to the provisions of Section 4, in each case of this Addendum 1) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
b.Without limiting the generality of the foregoing,
i.any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
ii.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:
A.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
B.executed copies of IRS Form W-8ECI;
C.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the

Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
D.to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;
iii.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and
iv.if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
c.Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.
11.Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Addendum 1 (including by the payment of additional amounts pursuant to the provisions of this Addendum 1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Addendum 1 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
12.Increased Costs. If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (vi) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Term Loan Advance or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.
13.[Reserved.]
14.VAT.
a.All amounts expressed to be payable under a Loan Document by any Borrower to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Borrower to any Lender under a Loan Document and such Lender is required to account to the relevant tax authority for the VAT, that Borrower must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to that Borrower Party).
b.If VAT is or becomes chargeable on any supply made by any Lender (the "Supplier") to any other Lender (the "Recipient") under a Loan Document, and any party other than the Recipient (the "Relevant Party") is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
i.(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
ii.(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
c.Where a Loan Document requires the Borrower to reimburse or indemnify a Lender for any cost or expense, the Borrower shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents

VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
d.Any reference in this Section 11 to any person shall, at any time when such person is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).
e.In relation to any supply made by a Lender to any Borrower under a Loan Document, if reasonably requested by such Lender, that Borrower must promptly provide such Lender with details of that Borrower’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.
15.Investment Unit.  Borrower and Lenders hereby acknowledge and agree that, for U.S. federal income tax purposes, (a) for the aggregate amount of each Term Loan on the date thereof: (i) Lenders shall make such Term Loan to Borrower and (ii) Borrower shall issue to, and Lenders shall purchase from Borrower, the Warrants with respect to such Term Loan (or Borrower shall otherwise adjust the Warrants for such Term Loan), and (b) the issue price (within the meaning of Section 1273(b) of the Code) of each Term Loan will be determined pursuant to Section 1272 through 1275 of the Code and the United States Treasury Regulations thereunder, including Section 1.1273-2(h)(1) of the United States Treasury Regulations. The parties hereto agree to report all income tax matters with respect to the Warrants consistent with the provisions of this Section 12 unless otherwise required due to a change in any applicable law or pursuant to a “determination” within the meaning of Section 1313 of the Code.
16.Survival. Each party’s obligations under the provisions of this Addendum 1 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document, provided that if:
a.a Lender assigns, transfers or sub-participates any of its rights or obligations under the Loan Documents or changes its Facility Office or is otherwise replaced as a Lender (such a Lender being a “Transferring Lender”); and
b.as a result of circumstances existing at the date the assignment, transfer, sub-participation, change or replacement occurs, a Loan Party would be obliged to make a payment to the assignee, transferee, sub-participant, replacement lender or Lender acting through its new Facility Office under this Addendum 1;
then the assignee, transferee, sub-participant, replacement lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Transferring Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer, sub-participation, replacement or change had not occurred.

ADDENDUM 2 to LOAN AND SECURITY AGREEMENT
ENGLISH SECURITY RELEASE
1.Defined Terms. For purposes of this Addendum 2:
a.“Borrowing Liabilities” means, in relation to a Loan Party, the liabilities (not being Guarantee Liabilities) it may have as a principal debtor to any Lender or any Loan Party in respect of Indebtedness arising under the Loan Documents (whether incurred solely or jointly).
b.“Distress Event” means any of (a) an Event of Default or (b) the enforcement of any English Security Interests.
c.“Distressed Disposal” means a disposal of an asset of any Borrower which is (a) being effected at the request of the Required Lenders in circumstances where the English Security Interests have become enforceable; (b) being effected by enforcement of the English Security Interests; or (c) being effected, after the occurrence of a Distress Event, in each case, by a Loan Party to a person or persons which is not a Borrower or a Subsidiary of a Borrower or an Affiliate of a Borrower or a Subsidiary of a Borrower.
d.“English Security Interests” means the Liens granted with respect to the Collateral under the English Security Documents.
e.“Guarantee Liabilities” means, in relation to a Loan Party, the liabilities under the Loan Documents (present or future, actual or contingent and whether incurred solely or jointly) it may have to a Lender or any Loan Party as or as a result of its being a guarantor or surety (including, without limitation, liabilities arising by way of guarantee, indemnity, contribution or subrogation and in particular any guarantee or indemnity arising under or in respect of the Loan Documents).
f."Other Liabilities” means, in relation to a Loan Party, any trading and other liabilities (not being Borrowing Liabilities or Guarantee Liabilities) it may have to the Lenders or any Loan Party.
g.“Relevant Liabilities” means all present and future liabilities and obligations at any time of any Borrower to any other Loan Party, to Agent or to any Lender, both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations: (a) any novation, deferral or extension; (b) any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition; (c) any claim for damages or restitution; and (d) any claim as a result of any recovery by any person of a payment on the grounds of preference or otherwise, and, in each case, any amounts which would be included in any of the above but for any discharge, non provability, unenforceability or non allowance of those amounts in any insolvency or other proceedings.
h.“Relevant Security Interests” means the English Security Interests and any other Liens granted with respect to the Collateral under any Loan Document granted by any Subsidiary of the relevant Borrower in respect of which a Distressed Disposal is being made.
2.Each of the parties to this Agreement expressly agrees that:
a.To the extent permitted under applicable law and subject to the requirement to enforce the English Security Interests in accordance with the instructions of the Required Lenders each of the Borrowers and the Lenders, waives all rights it may otherwise have to require that such English Security Interests be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of such English Security Interests.
b.Each of the Borrowers, Agent and the Lenders acknowledge that, in relation to the enforcement of the English Security Interests, the duties of Agent and of any receiver or delegate with respect thereto owed to any other Lenders in respect of the method, type and timing of that enforcement or of the exploitation, management or realization of any of those English Security Interests shall be no different to or greater than the duty that is owed by Agent, receiver or delegate under general law.
c.If a Distressed Disposal is being effected, Agent is irrevocably authorized (at the cost of the Borrowers and without any consent, sanction, authority or further confirmation from any Borrower or Lender) as follows:
i.release of Relevant Security Interests/non crystallisation certificates: to release the Relevant Security Interests or any other claim over that asset and execute and deliver or enter into any release of those Relevant Security Interests or claim and issue any letters of non crystallization of any floating charge (or equivalent confirmation) or any consent to dealing that may, in the discretion of Agent, be considered necessary or desirable;
ii.release of liabilities and Relevant Security Interests on a share sale (Loan Party): if the asset which is disposed of consists of shares in the capital of a Loan Party, to release:
A.that Loan Party and any Subsidiary of that Loan Party from all or any part of (i) its Borrowing Liabilities, (ii) its Guarantee Liabilities, and (iii) its Other Liabilities;
B.any Relevant Security Interests granted by that Loan Party or any Subsidiary of that Loan Party over any of its assets; and
C.any other claim of any Borrower over that Loan Party’s assets or over the assets of any Subsidiary of that Loan Party, on behalf of the relevant Loan Parties, Agent and Lenders;
iii.disposal of liabilities on a share sale: if the asset which is disposed of consists of shares in the capital of a Loan Party and Agent decides to dispose of all or any part of the Relevant Liabilities owed by that Loan Party or any Subsidiary of that Loan Party;
A.(if Agent does not intend that any transferee of those Relevant Liabilities (the “Transferee”) will be treated as a Lender and beneficiary of Relevant Security Interests for the purposes of this Agreement), to execute and deliver or enter into any agreement to dispose of all or part of those Relevant Liabilities provided that notwithstanding any other provision of any Loan Document the Transferee shall not be treated as a Lender and beneficiary of the Relevant Security Interests for the purposes of this Agreement; and
B.(if Agent does intend that any Transferee will be treated as a Lender and beneficiary of Relevant Security Interests for the purposes of this Agreement), to execute and deliver or enter into any agreement to dispose of:

a.all (and not part only) of the Relevant Liabilities owed to the Lenders; and
b.all or part of any other Relevant Liabilities,
on behalf of, in each case, the relevant Loan Parties, Agent and the Lenders;
C.transfer of obligations in respect of liabilities on a share sale: if the asset which is disposed of consists of shares in the capital of a Loan Party (the “Disposed Entity”) and Agent decides to transfer to another Loan Party (the “Receiving Entity”) all or any part of the Disposed Entity’s obligations or any obligations of any Subsidiary of that Disposed Entity in respect of any intra-group indebtedness, to execute and deliver or enter into any agreement to:
a.agree to the transfer of all or part of the obligations in respect of such intra-group indebtedness on behalf of the relevant creditors to which those obligations are owed and on behalf of the parties which owe those obligations; and
b.to accept the transfer of all or part of the obligations in respect of such intra-group indebtedness on behalf of the Receiving Entity or Receiving Entities to which the obligations in respect of such intra-group indebtedness are to be transferred.
d.The net proceeds of each Distressed Disposal (and the net proceeds of any disposal of Relevant Liabilities pursuant to paragraph 2(c)(iii) above) shall be paid to Agent for application in accordance with Section 10.2 as if those proceeds were the proceeds of an enforcement of the English Security Interests and, to the extent that any disposal of Relevant Liabilities has occurred pursuant to paragraph 2(c)(iii)(B) above), as if that disposal of Relevant Liabilities had not occurred.

ADDENDUM 3 to LOAN AND SECURITY AGREEMENT
Agent and Lender Terms
(a)Each Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as Agent hereunder and under the other Loan Documents and, for purposes of English law, as trustee (and all references to Agent in this Addendum 3 shall also be deemed to be a reference to Agent acting as trustee for such purposes) and irrevocably authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Agent shall have only those duties which are specified in this Agreement and it may perform such duties by or through its agents, representatives or employees. In performing its duties on behalf of Lenders, Agent shall exercise the same care which it would exercise in dealing with loans made for its own account, but it shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of all or any of the Loan Documents, or for any representations, warranties, recitals or statements made therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents furnished or delivered in connection herewith or therewith by Agent to any Lender or by or on behalf of Borrower to Agent or any Lender, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein, as to the use of the proceeds of the Term Loan Advances, the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent. Agent shall not be responsible for insuring the Collateral or for the payment of any Taxes, assessments, charges or any other charges or liens of any nature whatsoever upon the Collateral or otherwise for the maintenance of the Collateral, except in the event Agent enters into possession of a part or all of the Collateral, in which event Agent shall preserve the part in its possession. Unless the officers of Agent acting in their capacity as officer of Agent on Borrower’s account have actual knowledge thereof or have been notified in writing thereof by Lenders, Agent shall not be required to ascertain or inquire as to the existence or possible existence of any Event of Default.
(b)Neither Agent nor any of its officers, directors, employees, attorneys, representatives or agents shall be liable to Lenders for any action taken or omitted hereunder or under any of the other Loan Documents or in connection herewith or therewith unless caused by its or their gross negligence or willful misconduct. No provision of this Agreement or of any other Loan Document shall be deemed to impose any duty or obligation on Agent to perform any act or to exercise any power in any jurisdiction in which it shall be illegal, or shall be deemed to impose any duty or obligation on Agent to perform any act or exercise any right or power if such performance or exercise (a) would subject Agent to a Tax in a jurisdiction where it is not then subject to a Tax or (b) would require Agent to qualify to do business in any jurisdiction where it is not so qualified. Without prejudice to the generality of the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting under this Agreement or under any of the other Loan Documents in accordance with the instructions of Lenders. Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement unless and until it has obtained the written instructions of Lenders. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon Agent in its individual capacity. With respect to its participation in the Loan Agreement hereunder, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same rights and powers as though it were not performing the duties and functions delegated to it hereunder and the term “Lender” or “Lenders” or any similar term shall unless the context clearly indicates otherwise include Agent in its individual capacity.

(c)Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lenders with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.
(d)Each Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Commitments) in effect on the date on which indemnification is sought under this Addendum 3, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
(e)To the extent not reimbursed either by Borrower or from the application of Collateral proceeds pursuant to Section 10.2, a Lender (the “Indemnified Lender”) shall be indemnified by the other Lender (an “Indemnifying Lender”), on a several basis in proportion to each Lender’s pro rata portion of the Term Commitment, and each Indemnifying Lender agrees to reimburse the Indemnified Lender for the Indemnifying Lender’s pro rata share of the following items (an “Indemnified Payment”):
(i)all reasonable out-of-pocket costs and expenses of the Indemnified Lender incurred by the Indemnified Lender in connection with the discharge of its activities under this Agreement or the Loan Agreement, including reasonable legal expenses and attorneys’ fees; provided, that the Indemnified Lender shall consult with the other Lender regarding the incurrence of such costs and expenses at reasonable intervals (but not more often than monthly) and any such reasonable costs and expenses shall be “Claims” hereunder notwithstanding any disagreement by the other Lender as to their incurrence; and
(ii)from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, which may be imposed on, incurred by or asserted against the Indemnified Lender in any way relating to or arising out of this Agreement, or any action taken or omitted by the Indemnified Lender hereunder.
provided, however, that the Indemnified Lender shall not be reimbursed or indemnified for an Indemnified Payment, except to the extent that the Indemnified Lender paid more than its ratable share of such payment. All Indemnified Payments as set forth in this clause (e) to an Indemnified Lender are intended to be paid ratably by the other Lender.
(f)[Reserved].

(g)[Reserved].
(h)Agent in Its Individual Capacity. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.
(i)Exculpatory Provisions. Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent shall not:
(i)be subject to any fiduciary, advisory or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;
(ii)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by Lenders, provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and
(iii)except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.
(j)In connection with any exercise of Enforcement Actions hereunder, neither any Agent nor any Lender or any of its partners, or any of their respective directors, officers, employees, attorneys, accountants, or agents shall be liable to Agent or any Lender as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct with respect to its duties under this Agreement.
(k)Each Lender and Agent may execute any of its powers and perform any duties hereunder either directly or by or through agents or attorneys-in-fact. Each Lender and Agent shall be entitled to advice of counsel concerning all matters pertaining to such powers and duties. No Lender or Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it, if the selection of such agents or attorneys-in-fact was done without gross negligence or willful misconduct.
(l)Each Lender agrees that it will make its own independent investigation of the financial condition and affairs of Borrower in connection with the making of Term Loan Advances pursuant to the Loan Agreement and has made and shall continue to make its own appraisal of the creditworthiness of Borrower. Neither Agent nor any Lender shall have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of all Lenders or to provide the other Lenders with any credit or other information with respect thereto whether coming into its possession before the date hereof or any time or times thereafter and shall further have no responsibility with respect to the accuracy of or the completeness of the information provided to Lenders by Borrower.

ADDENDUM 4 to LOAN AND SECURITY AGREEMENT
Multiple Borrower Terms
(a)Borrower’s Agent. Each Borrower hereby irrevocably appoints Company as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from Agent or any Lender. Agent may rely, and shall be fully protected in relying, on any request for the Term Loan Advances, disbursement instruction, report, information or any other notice or communication made or given by Company, whether in its own name or on behalf of one or more of the other Borrowers, and Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers’ obligations hereunder be affected thereby.
(b)Waivers. Each Borrower hereby waives: (i) any right to require Agent to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Agent or any Indebtedness of Agent or any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of Agent or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Secured Obligations. If any claim is ever made upon Agent for repayment or recovery of any amount or amounts received by Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by Agent with any such claimant (including without limitation the any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Borrower shall be and remain liable to Agent and Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.
(c)Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Secured Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable. Each Borrower consents and agrees that Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Secured Obligations. Each Borrower further consents and agrees that Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations. Without limiting the generality of the foregoing, Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.
(d)Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Agent. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of Agent or any Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting Agent to furnish to it any information now or hereafter in Agent’s possession concerning the same or any other matter.
(e)Subordination. All Indebtedness of a Borrower or any Subsidiary of a Borrower now or hereafter arising held by another Borrower or Subsidiary of a Borrower is subordinated to the Secured Obligations and Borrower holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination and to dispose of any such Indebtedness if the Agent is enforcing over shares in the capital of a Borrower or any Subsidiary or holding company of a Borrower, or if the Indebtedness is held by a Subsidiary of a Borrower, such Borrower shall take all actions reasonably requested by Agent to cause that Borrower to effect, to enforce and to give notice of such subordination and to permit the Agent to dispose of any such Indebtedness if the Agent is enforcing over shares in the capital of a Borrower or any Subsidiary or holding company of a Borrower.

(f)Service of Process. Company, COMPASS Pathfinder Holdings, COMPASS Pathfinder Limited, and each Subsidiary that is organized outside of the United States of America shall appoint an agent acceptable to Agent, as its agent for the purpose of accepting service of any process in the United States of America, evidenced by a service of process letter in form and substance satisfactory to Agent (each, a “Process Letter”). Each Loan Party shall take all actions, including payment of fees to such agent, to ensure that each Process Letter remains effective at all times.

Schedule 4.5
POST-CLOSING DELIVERABLES

1.Within ten (10) Business Days of the Closing Date (or such longer period as agreed in writing by Agent in its sole discretion), Borrower shall deliver to Agent the certificates of insurance, copies of each insurance policy required hereunder and the endorsements set forth in Section 6.2, on terms satisfactory to Agent (as determined by it in its sole discretion).

2.Within ten (10) Business Days of the Closing Date (or such longer period as agreed in writing by Agent in its sole discretion), Borrower shall deliver to Agent the Process Letter set forth in Addendum 4, on terms satisfactory to Agent (as determined by it in its sole discretion).

3.Within ten (10) Business Days of the Closing Date (or such longer period as agreed in writing by Agent in its sole discretion), Borrower shall deliver to Agent (a) the certificates representing the Equity Interests required to be pledged pursuant to the Pledge Agreement or any English Security Agreement, together with an undated stock power or similar instrument of transfer for each such certificate endorsed in blank by a duly authorized officer of the pledgor thereof, and (b) each material debt instrument (if any) endorsed (without recourse) in blank (or accompanied by an transfer form endorsed in blank) by the pledgor thereof required to be pledged to Agent under the Pledge Agreement or any English Security Agreement (as applicable).

4.Within five (5) Business Days of the Closing Date (or such longer period as agreed in writing by Agent in its sole discretion), Borrower shall deliver to Agent a duly executed Account Control Agreement with respect to the Deposit Accounts maintained at Citi as set forth in Section 5(f) of the Perfection Certificate (the “Citi Accounts”); provided that Borrower agrees that until such Account Control Agreement is so delivered to Agent, it shall not permit any proceeds of any Term Loan Advance to be deposited or otherwise credited to the any Citi Account and any failure to comply with such restriction shall be automatically deemed to be an Event of Default.